Exhibit 5.1

September 13, 2021

IE PubCo Inc.

600 Travis Street, Suite 7200

Houston, Texas 77002

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for IE PubCo Inc., a Delaware corporation (“IE PubCo”), in connection with the registration statement on Form S-4 initially filed by IE PubCo with the Securities and Exchange Commission, including the combined proxy statement/prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”), relating to the registration of 45,000,000 shares of IE PubCo Class A Common Stock, par value $0.0001 (the “Company Shares”), issuable pursuant to the Transaction Agreement, dated as of June 7, 2021 (the “Transaction Agreement”), by and among IE PubCo, Contango Oil & Gas Company, Independence Energy LLC, IE OpCo LLC, IE C Merger Sub Inc. and IE L Merger Sub LLC.

In connection with the rendering of the opinion hereafter set forth, we have examined (i) the Registration Statement, (ii) the Transaction Agreement, (iii) IE PubCo’s form of amended and restated certificate of incorporation, (iv) IE PubCo’s form of amended and restated bylaws, (v) certain resolutions adopted by the board of directors of IE PubCo and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective and comply with all applicable laws and (v) all Company Shares will be issued and delivered in accordance with the terms of the Transaction Agreement and in the manner specified in the Registration Statement.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Transaction Agreement, the Company Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

The opinion expressed herein is rendered only to you in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.